Exhibit 99.3

Stock Option Exchange Communication Schedule

June 15, 2009

Monday	Tuesday	Wednesday	Thursday	Friday
June 29	June 30	July 1	July 2	July 3
		APAC/GC Live Meeting*: • 11:00 am SGT	APAC/GC Live Meeting*: • 2:00 pm SGT
EMEA Live Meeting*: • 4:00 pm CEST
July 6	July 7	July 8	July 9	July 10
Austin on-site sessions: • 9:00 am CDT • 11:00 am CDT B500 Multipurpose Room	Boxborough on- site sessions: • 10:30 am EDT • 2:00 pm EDT	Markham on-site sessions: • 9:00 am EDT • 3:00 pm EDT Chez Array	Markham on-site session: • 9:00 am EDT Chez Array	Austin on-site session: • 10:30 am CDT B500 Multipurpose Room
	Austin on-site sessions: • 10:00 am CDT • 1:00 pm CDT B500 Multipurpose Room		Sunnyvale on- site sessions: • 10:00 am PDT • 1:00 pm PDT • 3:00 pm PDT Commons Auditorium
July 13	July 14	July 15	July 16	July 17
Americas Live Meetings*: • 10:00 am CDT • 2:00 pm CDT

*Live Meeting access details to be communicated late June If you have not already installed Live Meeting, please visit myITSelfHelp in advance of the meetings.

Key legal disclosure

The option exchange described in this schedule has not yet commenced. AMD will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange.

AMD stockholders and option holders will be able to obtain the written materials described above and other documents filed by AMD with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by AMD with the SEC by directing a written request to: Advanced Micro Devices, Inc., One AMD Place, Sunnyvale, California 94088, Attention: Investor Relations.